UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
November 6, 2015

ROGERS CORPORATION
(Exact name of Registrant as specified in Charter)

Massachusetts	1-4347	06-0513860
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Technology Drive, P.O. Box 188, Rogers, Connecticut 06263-0188
(Address of Principal Executive Offices and Zip Code)

(860) 774-9605
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 6, 2015, the Board of Directors of Rogers Corporation (the “Company”) appointed Janice Stipp, 55, as Vice President and Chief Financial Officer of the Company with her appointment to be effective on November 9, 2015.  A copy of the press release announcing Ms. Stipp’s appointment is furnished herewith as Exhibit 99.1.  Ms. Stipp replaces David Mathieson, who will remain a vice president of the Company and assist with transition activities until his retirement on December 31, 2015, as previously disclosed by the Company on a Form 8-K filed with the Securities and Exchange Commission on October 28, 2015.

From October 2011 until shortly before accepting her position with the Company, Ms. Stipp served as Executive Vice President, Chief Financial Officer and Treasurer at Tecumseh Products Company, a publicly traded company and global leader in the refrigeration and air conditioning industry.  From January 2011 until June 2011, Ms. Stipp served as Chief Financial Officer of Revstone Industries, LLC, a company that manufactures, engineers, and designs components for use in the transportation and heavy truck industries.  From February 2007 until January 2011, Ms. Stipp served as Chief Financial Officer and Vice President of Acument Global Technologies Corporation, a portfolio company of Platinum Equity, LLC, a private equity firm.

There are no arrangements or understandings between Ms. Stipp and any other person pursuant to which she was selected as an officer, and there are no family relationships between Ms. Stipp and any director or executive officer of the Company.  Ms. Stipp has no direct or indirect material interest in any existing or currently proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Offer Letter

The Company and Ms. Stipp have entered into an offer letter in connection with her appointment as Chief Financial Officer, the material terms of which are described below.

Base Salary and Cash Incentive Compensation

Ms. Stipp will receive an annual base salary of $400,000.  She is eligible to participate in the Company’s Annual Incentive Compensation Plan beginning in 2015, with a target bonus of 50% of her annual base salary.  Her actual bonus, if awarded, will be pro-rated to reflect her start date and could range up to 200% of target.  Ms. Stipp will also receive a one-time sign-on bonus of $50,000, which will be subject to recoupment by the Company in the event of her voluntarily resignation or termination for cause within six months of her start date.

Equity Awards

Pursuant to the Rogers Corporation 2009 Long-Term Equity Compensation Plan, Ms. Stipp will receive a grant of restricted stock units with a grant date fair value of $400,000, and the value of this grant will be split equally between time-based restricted stock units and performance-based restricted stock units.  These equity awards will vest in a manner consistent with the vesting provisions of the Company’s equity grants to other executive officers in 2015. Ms. Stipp will also be eligible for an equity award in 2016 consisting of time-based and performance-based restricted stock units, with the value of the award to be determined by the Company’s Compensation & Organization Committee.

Cash incentive compensation and equity awards to Ms. Stipp will be subject to the Company’s Compensation Recovery Policy, as in effect from time to time.

Severance Benefits

Prior to a change in control, Ms. Stipp will be entitled to a severance benefit equal to 52 weeks of her salary and target bonus due to an involuntary termination of her employment by the Company other than for cause.  In addition, the Company plans to enter into an Officer Special Severance Agreement with Ms. Stipp, which will provide her with enhanced severance benefits, including cash payments and accelerated vesting of certain equity awards, upon the involuntary termination of her employment, whether by action of the Company without cause or by Ms. Stipp due to constructive termination, during the two-year period following a change in control.

In connection with Ms. Stipp’s appointment, the Company and Ms. Stipp plan to enter into an indemnification agreement consistent with the Company’s form of indemnification agreement.

Item 9.01        Financial Statements and Exhibits.

      (d)         Exhibits

Exhibit No.	Description

99.1	Press release, dated November 9, 2015, issued by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROGERS CORPORATION

	By:	/s/ Jay B. Knoll
Jay B. Knoll
Vice President & General Counsel

Date: November 12, 2015